PRESS RELEASE

HealthExtras, Inc. Announces Filing of Registration Statement for Public Offering of 3,500,000 Shares by the Company and 1,500,000 Additional Shares by Selling Stockholders

Friday October 15, 5:29 pm ET

ROCKVILLE, Md.--(BUSINESS WIRE)--Oct. 15, 2004--HealthExtras, Inc. (NASDAQ:HLEX
- News), a pharmacy benefit management company, today announced that it has filed a registration statement with the Securities and Exchange Commission covering the public offering of 5,000,000 shares of its Common Stock. HealthExtras is offering 3,500,000 shares and certain existing stockholders of the Company are offering 1,500,000 shares. The underwriters will have an option to purchase an additional 750,000 shares of Common Stock from the Company to cover any over-allotments. Lehman Brothers is the sole book runner of the offering. Piper Jaffray & Co. and First Albany Capital are the co-managers of the offering.

HealthExtras intends to use the net proceeds from the offering to repay the outstanding balance on its revolving credit facility and for working capital and other general corporate purposes, including possible acquisitions. HealthExtras will not receive any proceeds from the sale of Common Stock by the selling stockholders.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When publicly circulated, a preliminary prospectus relating to these securities may be obtained from Lehman Brothers Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, New York, 11717, telephone: (631) 254-7106, fax (631) 254-7268.

About HealthExtras (www.healthextras.com)
                    --------------------
HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company's integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.


This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras' filings with the Securities and Exchange Commission.

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CONTACT:
     HealthExtras, Inc.
     Michael P. Donovan, 301-548-2900
     MDonovan@healthextras.com
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